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                                                                   Exhibit 10(a)

            STOCK OPTION AGREEMENT, dated as of June 20, 2004 (this "Agreement"), between Wachovia Corporation, a North Carolina corporation ("Grantee"), and SouthTrust Corporation, a Delaware corporation ("Issuer").

                                    RECITALS

      A. Merger Agreement. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of June 20, 2004 (as amended, restated or otherwise modified from time to time, the "Merger Agreement"), which agreement was executed and delivered immediately prior to the execution and delivery of this Agreement, pursuant to which Issuer is to merge with and into Grantee (the "Merger"); and

      B. Option. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined in Section 1(a) below).

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties agree as follows:

      1. Grant of Option. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 64,935,000 shares of the common stock, par value $2.50 per share, of Issuer ("Common Stock") at a price per share (the "Option Price") at the time of exercise equal to the lesser of (x) $34.755 and (y) the closing price of the Common Stock on the business day immediately prior to any Notice Date (as defined in Section 2(e)); provided that in no event shall the number of shares for which this Option is exercisable (when exercisable) exceed 19.5% of the issued and outstanding shares of Common Stock. If the Notice Date occurs subsequent to the consummation of an Acquisition Transaction (as defined in Section 2(b)(1)(A)) and as a consequence the Common Stock is no longer issued or outstanding, then the Option Price shall be determined by substituting in clause
(y) in the preceding sentence the fair market value of the securities and/or other property into which each share of Common Stock was converted or exchanged in such Acquisition Transaction, as determined by a nationally recognized investment banking firm selected by the Holder (as defined in Section 2(a)) or Owner (as defined in Section 7(a)), as the case may be. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. Issuer shall make proper provision so that each share of Common Stock issued upon exercise of the Option shall be accompanied by the applicable number of SouthTrust Rights.

      (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased by an amount equal to 19.5% of such additional shares of Common Stock. Nothing contained

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in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize
Issuer to issue shares, or make any adjustment in its shares, in breach of any provision of the Merger Agreement.

      2. Exercise. (a) The Holder (as defined below) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as defined in Section 2(b)) and a Subsequent Triggering Event (as defined in Section 2(c)) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), provided that the Holder shall have sent the written notice of such exercise (as provided in Section 2(e)) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). The term "Exercise Termination Event" shall mean the earliest to occur of the following: (1) the Effective Time (as defined in the Merger Agreement) of the Merger; (2) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to (A)
Section 8.01(b) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is unintentional and promptly remedied to the extent possible) or (B) Section 8.01(c) of the Merger Agreement (each, a "Listed Termination"); or (3) the passage of twelve (12) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) (unless the breach by Grantee giving rise to such right of termination is unintentional and promptly remedied to the extent possible) or Section 8.01(c) thereof. For purposes of this Section 2(a), both an Initial Triggering Event and a Subsequent Triggering Event shall be deemed to have occurred even though the same event constitutes both an Initial Triggering Event and a Subsequent Triggering Event.

      (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

            (1) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction other than the Merger. For purposes of this Agreement, (A) "Acquisition Transaction" shall mean (x) a
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      merger or consolidation, or other business combination transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly owned Subsidiaries of the Issuer, provided, any such transaction referred to in this parenthetical is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of more than 15% of the business, assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than 15% of the voting power of Issuer or any Issuer Subsidiary and (B) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

            (2) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

            (3) The stockholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

            (4) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify), in any manner materially adverse in any respect to Grantee or to approval of the Merger, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction or after it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, or Issuer or any Issuer Subsidiary shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

            (5) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction or have filed a preliminary proxy statement with the SEC

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      with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer;

            (6) Any person other than Grantee or any Grantee Subsidiary shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction and shall have filed with the SEC a preliminary proxy statement with respect to the solicitation of votes against approval of the Merger Agreement or the Merger;

            (7) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, and (A) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (B) such breach shall not have been cured prior to the Notice Date (as defined in Section 2(e)); or

            (8) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

      (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

            (1) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock;

            (2) The occurrence of the Initial Triggering Event described in clause (1) of Section 2(b), except that the percentage referred to in clauses (y) and (z) of the second sentence thereof shall be 25%; or

            (3) Subject to Section 17, any Initial Triggering Event described in clauses (3), (4), (5), (6), (7) or (8) of Section 2(b).

      (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (either, a "Triggering Event") promptly after it becomes aware of the occurrence thereof, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

      (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being

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herein referred to as the "Notice Date") specifying (1) the total number of shares it will purchase pursuant to such exercise and (2) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

      (f) At the closing referred to in Section 2(e), the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in cash.

      (g) At such closing, simultaneously with the delivery of immediately available funds, (1) Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder; and (2) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such shares of Common Stock in violation of applicable federal and state securities laws or the provisions of this Agreement.

      (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

      It is understood and agreed that: (1) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (2) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not

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require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (3) the legend shall be removed in its entirety if the conditions in the preceding clauses (1) and (2) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under Section 2(e) and the tender of the applicable purchase price, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

      3. Covenants of Issuer. Issuer agrees: (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other then-outstanding options, warrants, convertible securities and other rights to purchase Common Stock; (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and (c) promptly to take all action as may from time to time be required (including (1) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
Section 18a and regulations promulgated thereunder and (2) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

      4. Exchange. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft,

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destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

      5. Certain Adjustments. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive, upon exercise of the Option, the same number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

      6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the

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registration statement contemplated hereby may be reduced; provided that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33-1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided, further, that if such reduction occurs, the Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this Section 6 shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

            Notwithstanding anything else in this Section 6, in lieu of complying with its obligations pursuant to a request made by Grantee under this
Section 6, Issuer may, at its election, repurchase the Option Shares requested to be registered by Grantee at a purchase price per share equal to the average closing price of such Option Shares during the 10 business days preceding the date on which Issuer gives notice to Grantee of its intention to repurchase such Option Shares (which notice shall be given no later than 15 days after Grantee has given notice to Issuer of its election to exercise its registration rights.

      7. Repurchase. (a) At any time after the occurrence of a Repurchase Event (as defined in Section 7(d)), (1) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (2) at the request of any present or former Holder who at the time owns Option Shares (each, the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of
(i) the price per share of Common

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Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets and/or deposits, the sum of the price paid in such sale for such assets and/or deposits and the current market value of the remaining assets and/or deposits of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer.

      (b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. The Holder and the Owner, as the case may be, shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) If Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in part or in full and/or from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Issuer shall immediately so notify the Holder and/or the Owner, as appropriate, and the Holder and/or the Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (1) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (2) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the

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right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If the Holder and/or Owner does not revoke its notice pursuant to the preceding sentence, Issuer shall immediately repurchase the Option and/or the Option Shares it is then permitted to repurchase, and Issuer shall thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which Issuer is no longer so prohibited. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this Section 7(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

      (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof and prior to the occurrence of an Exercise Termination Event:

            (1) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

            (2)   the consummation of any Acquisition Transaction described in
      Section 2(b)(1)(A) hereof, except that the percentage referred to in clauses (y) and (z) shall be 25%.

      8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (1) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (2) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding voting shares and share equivalents of the merged or acquiring company, or (3) to sell or otherwise transfer all or substantially all of its or any Issuer Subsidiary's assets and/or deposits, in one transaction

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or in a series of related transactions, to any person, other than Grantee or a
Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision, reasonably satisfactory to the Holder, so that the Option shall upon the consummation of any such transaction (to the extent not previously exercised) and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as defined in Section 8(b)(1)) or (y) any person that controls the Acquiring Corporation.

      (b)   The following terms have the meanings indicated:

            (1) "Acquiring Corporation" shall mean (A) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (B) the acquiring person in a plan of exchange in which Issuer is acquired, (C) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (D) the transferee of all or a substantial part of Issuer's assets and/or deposits (or the assets and/or deposits of any Issuer Subsidiary).

            (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option.

            (3) "Assigned Value" shall mean the market/offer price, as defined in Section 7(a).

            (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one (1) year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if the Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

      (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which agreement shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.5% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.5% of the shares of Substitute Common Stock outstanding prior to exercise but for this
Section 8(e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (1) the value of the Substitute Option without giving effect to the limitation in this
Section 8(e) over (2) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). The difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

      (f) Issuer shall not enter into any transaction described in Section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

      9. Repurchase of Substitute Option and Substitute Shares. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder") made prior to an Exercise Termination Event (or such later period as provided in Section 10), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (1) the Highest Closing Price (as defined below) exceeds (2) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request made prior to an Exercise Termination Event (or such later period as provided in Section 10) of any present or former Substitute Option Holder (each, the "Substitute Share Owner") who at the time owns shares of Substitute Common Stock issued upon total or partial exercise of the Substitute Option ("Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares to be so repurchased. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

      (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) If the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to Section 9(b) prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full and/or from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, and the Substitute Option Holder and/or the Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of such prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (1) deliver to the Substitute Option Holder or the Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (2) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If the Substitute Option Holder and/or the Substitute Share Owner does not revoke its notice pursuant to the preceding sentence, the Substitute Option Issuer shall immediately repurchase the Substitute Option and/or the Substitute Shares it is then permitted to repurchase, and the Substitute Option Issuer shall thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this Section 9(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

      10. Extension of Periods Under Certain Circumstances. The periods for exercise of certain rights under Sections 2, 6, 7, 8, 9 and 14 shall be extended for up to a maximum of six months in any given case: (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (b) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (c) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

      11. Representations and Warranties. (a) Issuer hereby represents and warrants to Grantee as follows:

            (1) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

            (2) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

      (b) Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

      12. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided that until the date fifteen (15) days following the date on which the Federal Reserve Board or other regulatory authority has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (c) an assignment to a single party, (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (d) any other manner approved by the Federal Reserve Board or other regulatory authority.

      13. Filings, Etc. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder.

      14. Surrender of Option and Option Shares. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided that Grantee may not exercise its rights pursuant to this Section 14(a) if Issuer has previously repurchased the Option or any portion of the Option pursuant to
Section 7. The "Surrender Price" shall be equal to $430 million (1) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (2) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, or to Issuer pursuant to Section 7, over (B) Grantee's purchase price of such Option Shares. For purposes of this Section 14, the term Grantee shall include all Holders and in no event shall the aggregate amounts paid or payable pursuant to this Section 14 to all Holders exceed the amount set forth in the preceding sentence as payable to Grantee.

      (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (1) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (2) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five (5) business days after the date on which Issuer is no longer so prohibited; provided that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (1) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same, and
(2) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six (6) months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
14). In the event that a Substitute Option is issued, it shall include substantially similar provisions in respect of the surrender of the Substitute Option and Substitute Option Shares.

      15. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

      16. Maximum Profit. (a) Notwithstanding any provision of this Agreement other than Section 16(e), in no event shall Grantee's Total Profit (as defined in Section 16(c)) exceed $555 million (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either (1) reduce the number of shares subject to the Option (and any Substitute Option), (2) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (3) pay cash to Issuer, or Substitute Issuer, as the case may be, (4) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (5) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or
(6) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

      (b) Notwithstanding any provision of this Agreement other than Section 16(e), the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 16(d)) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in Section 16(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

      (c) For purposes of this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (1) the excess of (A) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, after payment of applicable brokerage or sales commissions and discounts, if any, over
(B) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (2) all amounts received by Grantee, a Holder or an Owner including a Substitute Option Holder or Substitute Share Owner) upon the repurchase of the Option and/or any Option Shares by Issuer pursuant to Section 7 or upon the surrender of the Option and/or any Option Shares pursuant to
Section 14 net in the case of Option Shares or Substitute Option Shares of the Owner's or Substitute Share Owner's aggregate purchase price therefor), plus (3) all equivalent amounts with respect to the Substitute Option.

      (d) For purposes of this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming (1) that the Option were exercised on such date for such number of shares, (2) that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (3) the effect of any adjustments made by or to be made by Grantee pursuant to Section 16(a). For purposes of this Section 16, the term Grantee will include all Holders and transactions by any affiliate transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

      (e) In the event that there is a public announcement of a proposal to engage in an Acquisition Transaction or a public announcement of an intention to make a proposal to engage in an Acquisition Transaction and the Per Share Value of the Acquisition Proposal (as defined below) is less than 10% greater than the Per Share Value under the Merger Agreement (as defined below), the Maximum Profit shall be $600 million. The term "Per Share Value of the Acquisition Proposal" shall mean the imputed value per share of Common Stock pursuant to an Acquisition Transaction based upon the closing price of any common stock component on the first business day following the public announcement of the proposal to engage in the Acquisition Transaction (or the intention to make a proposal to engage in the Acquisition Transaction) on which such common stock has traded for at least four hours and the fair market value of any other component, as determined by a nationally recognized investment banking firm selected by the Grantee; and the term "Per Share Value under the Merger Agreement" shall mean the imputed value per share of Common Stock under the Merger Agreement based upon the closing price of Grantee's common stock, par value $3.33-1/3 per share, on the business day immediately preceding the public announcement of a proposal to engage in an Acquisition Transaction (or the intention to make a proposal to engage in an Acquisition Transaction).

      17. Certain Rights. In the event of the exercise of the Option granted hereby by reason of a Subsequent Triggering Event described in Section 2(c)(3), and if a Subsequent Triggering Event described in Section 2(c)(1) or Section 2(c)(2) has not occurred, Issuer shall have the following rights with respect to the Option Shares issued pursuant to such exercise: (a) Issuer may direct the voting of the Option Shares on any matter other than a vote on the Merger or on an Acquisition Transaction that is made on or before June 20, 2005; and (b) Issuer may purchase for cash the Option Shares at any time after the one-year anniversary of the date on which the Option Shares were issued at a purchase price equal to (1) the Option Price and (2) cost-to-carry, which shall be equal to the product of (A) the product of the Option Price and the number of Option Shares; (B) the prime rate announced by the Issuer's principal banking Subsidiary as in effect from time to time from the date of the issuance of the Option Shares until the date of the repurchase; and (C) a fraction in which the numerator is the number of days from the issuance of the Option Shares until the repurchase and the denominator is 365.

      18. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

      19. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

      20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed entirely in that State.

      21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      22. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      23. Entire Agreement; Third-Party Rights. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

      24. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      SOUTHTRUST CORPORATION

                                      By:  /s/ Wallace D. Malone, Jr.
                                           ------------------------------
                                           Name: Wallace D. Malone, Jr.
                                           Title:Chairman and
                                                 Chief Executive Officer

                                      WACHOVIA CORPORATION

                                      By:  /s/ G. Kennedy Thompson
                                           ------------------------------
                                           Name: G. Kennedy Thompson
                                           Title:Chairman, President and
                                                 Chief Executive Officer